EXHIBIT 99.1

Broadridge Completes Acquisition of Fi360

Acquisition provides advisors with fiduciary tools and Reg BI support, and expands data and analytics capabilities for asset managers

NEW YORK, Nov. 4, 2019 - Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, has completed its previously announced acquisition of Fi360, Inc., a leading provider of fiduciary-focused software, data and analytics for financial advisors and intermediaries across the retirement and wealth ecosystem. The enhanced capabilities will enable Broadridge to support wealth and retirement advisors as they provide a fiduciary standard of care as compliance requirements evolve, such as the SEC’s Regulation Best Interest. Expanded data and analytics will also further strengthen Broadridge’s ability to help asset managers gain greater insight into the retirement market.

Fi360 provides fiduciary education, training and technology, including the Accredited Investment Fiduciary® (AIF®) Designation, a leading fiduciary designation held by over 11,000 advisors. Fi360’s technology enables broker-dealers to automate compliance procedures and identify at-risk assets, and helps investment professionals document investment processes and evaluate products.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than U.S.$7 trillion in fixed income and equity securities trades per day. Broadridge is part of the S&P 500® Index and employs over 11,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com

About Fi360

Fi360, a fiduciary education, training and technology company, helps financial intermediaries use prudent fiduciary practices to profitably gather, grow and protect investors’ assets. Since 1999, the firm has provided financial professionals with the tools necessary to act as a fiduciary in their work with investors. Headquartered in Pittsburgh, PA, Fi360 is the home of the Accredited Investment Fiduciary® (AIF®) Designation, the Fiduciary Focus Toolkit™ and the Fi360 Fiduciary Score®. Fi360 is also the parent company of CEFEX. Learn more at www.Fi360.com.

Contacts:

Investors:
W. Edings Thibault
Head of Investor Relations
Broadridge Financial Solutions
+1 516-472-5129
Edings.Thibault@Broadridge.com

Media:
Linda Namias
Broadridge Financial Solutions
+1 631-254-7711
Linda.Namias@Broadridge.com